Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims (“Agreement”) is made by and among Jeffrey P. Freimark (“Executive”), an individual, Intelsat Global, Ltd., a Bermuda corporation, Intelsat Holdings, Ltd., a Bermuda corporation, and Intelsat, Ltd., a Bermuda corporation, (together, “Intelsat” or the “Company”).

WHEREAS, the Executive is a party to an Employment Agreement with Intelsat Holdings, Ltd. and Intelsat, Ltd. dated as of March 16, 2006 and amended as of July 3, 2006, October 26, 2006, and March 16, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with Intelsat will terminate as of June 5, 2008 and Intelsat desires to provide Executive with separation benefits as set forth in his Employment Agreement;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Separation Benefits

a.	Separation Date and Final Paycheck. The Executive’s employment with Intelsat will terminate effective June 5, 2008 (the “Separation Date”). The Executive will receive normal compensation up to and including the Separation Date, as well as a lump sum payment in the amount of $18,638.29, representing his accrued vacation as determined by Intelsat and agreed by the Executive, less all required tax withholdings and other authorized deductions.

b.	Severance Pay. Following Executive’s execution and non-revocation of this Agreement, and provided all Company property has been returned, Intelsat will pay to the Executive severance pay in the total amount of $905,850.00, less all required tax withholdings and other authorized deductions, in twelve equal monthly installments. The first installment will be paid within fifteen (15) days after the Executive’s execution of this Agreement, and the following installments will be paid thereafter effective as of the first day of each month, from July 2008 to May 2009. Payments will be made within ten (10) days of the due date and will be sent via Federal Express or other overnight mail to the Executive’s home address.

c.

Continued Coverage under Group Health Plans. The Executive shall be entitled to elect to continue coverage under each of the Intelsat group health plans in which he was enrolled as of the Separation Date, consistent with the status and level of coverage that was in place as of such date, in accordance with the requirements of the Consolidate

Omnibus Budget Reconciliation Act of 1985 and its relevant regulations (“COBRA”). Executive shall be solely responsible for paying the full amount of all premiums that are chargeable in connection with such coverage pursuant to company policy, subject to all requirements of COBRA.

d.	Equity Treatment. The Executive and Intelsat agree that as of the Separation Date the Executive will have fully vested in his equity award consisting of 45,420.51 options to purchase Intelsat shares valued at $100.00 per share, for an exercise price of $25.00 per share. Pursuant to Section 4.4(d) (ii) of the Employment Agreement, Executive’s outstanding and unexercised options will be cancelled in exchange for a payment to Executive of $3,406,539.00, which amount is equal to the fair market value of all shares subject to the Executive’s vested options as of the most recent valuation on February 4, 2008, minus the total exercise price of such options. The Company will deduct all required tax withholdings from the payment, and pay the net amount to Executive in five equal installments, by Federal Express or other overnight mail, without interest. The initial payment will be made on the same date as the first installment of the Severance Pay pursuant to Section 1.b. above, and the following four payments at six-month intervals thereafter; provided that the Executive is not in breach of any obligation under this Agreement or any other agreement with the Company at the time of each payment.

e.	Legal Fees. Intelsat will promptly reimburse the Executive for all reasonable and documented legal fees and related expenses, up to a maximum amount of $5,000 in the aggregate, incurred in connection with the negotiation and execution of this Agreement.

f.	Except as set forth in this Agreement or as required by federal, state, or local law, the Executive shall not be entitled to any additional benefits relating to his separation from employment; provided however, that this Agreement does not affect or impair Executive’s rights under the Intelsat Retirement Savings Plan.

2.	Release

Executive, on Executive’s own part and on behalf of Executive’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Intelsat and their respective parent, subsidiaries, affiliates, owners, trustees, directors, officers, agents, executives, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Executive’s employment relationship with Intelsat or Executive’s separation from employment with Intelsat, and any other aspects of Executive’s compensation, benefits, and equity awards, equity ownership or repurchase of equity from Executive by Intelsat or its affiliates, except with respect to those benefits set forth in Paragraph 1 of this Agreement.

3.	Time to Consider Agreement

Executive may take twenty-one (21) days from the date this Release is presented to Executive to consider whether to execute this Release, and may wish to consult with an attorney prior to execution of this Release. Executive, by signing this Agreement, specially acknowledges that he is waiving his right to pursue any claims under federal, state or local discrimination laws, including the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq., which may have arisen prior to the execution of this Release. This Release shall become final and irrevocable upon the expiration of the seven (7) day period following Executive’s execution of the Release, during which time Executive may revoke this Release, and after which time this Release shall be final and irrevocable.

4.	Restrictive Covenants

The Executive hereby acknowledges the continuing validity and enforceability of the terms of the Employment Agreement (including without limitation the cooperation covenant of Section 4.7 (“Cooperation”), the no-hire and nonsolicitation covenant of Section 5.2 (“Nonsolicitation”), the noncompetition covenant of Section 5.3 (the “Noncompete”)), the Conflict of Interest and Confidentiality Agreement, and/or any other confidentiality agreement or restrictive covenant that Executive signed during Executive’s employment with Intelsat; and Executive further agrees that in Section 5.2 (Nonsolicitation) and Section 5.3 (Noncompete) of the Employment Agreement, the Restricted Period shall be defined as “two (2) years” instead of “one (1) year”. Executive hereby affirms his understanding that he must remain in compliance with these terms following the Separation Date. In the event that it should be proven in a court of competent jurisdiction that Executive has materially violated any of the terms of the Cooperation or Noncompete covenants or the Conflict of Interest and Confidentiality Agreement and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Executive shall repay Intelsat, in addition to any other relief or damages to which Intelsat might be entitled, the Separation Benefits described in subparagraph 1(b).

5.	Nondisparagement

Executive hereby covenants and agrees that Executive will not at any time, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of Intelsat or any of the Intelsat Releasees. Executive further agrees that if Executive breaches this nondisparagement provision, Executive shall repay Intelsat the Separation Benefits described in subparagraph 1(b).

6.	References

All inquiries to Intelsat concerning Executive’s employment shall be directed to the Intelsat Corporation Senior Vice President, Human Resources, who shall confirm dates of employment, areas of responsibility, and level of compensation of the Executive during Executive’s employment with Intelsat.

7.	Miscellaneous

This Agreement is governed by the laws of the District of Columbia. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

8.	Return of Property

As of the Separation Date, Executive shall return to the Company all property belonging to Intelsat, including, without limitation, all keys, access cards, credit cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Executive has in his possession or control, or that Executive obtained from the Company.

9.	Entire Agreement

Executive agrees that this Agreement contains and comprises the entire agreement and understanding between Executive and Intelsat regarding Executive’s termination of employment; that there are no additional promises between Executive and the Company other than those contained in this Agreement or any continuing obligations other than those referenced in this Agreement; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Executive and the Company; provided, that the obligations of Executive under the Shareholders Agreement remain in effect without amendment by this Agreement.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

Intelsat Global, Ltd. Intelsat Holdings, Ltd. Intelsat, Ltd.

	/s/ Jeffrey P. Freimark	By	/s/ Phillip L. Spector
	Jeffrey P. Freimark		Phillip L. Spector
Executive Vice President and General Counsel

Date:	June 5, 2008	Date:	June 5, 2008

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